Accountants' Consent



The Board of Directors
NELNET Student Loan Corporation-2:


We consent to incorporation by reference in the registration statement (File No. 333-3865) on Form S-3 of NELNET Student Loan Corporation-2 of our report dated March 8, 2002, relating to the balance sheets of NELNET Student Loan Corporation-2 as of December 31, 2001 and 2000, and the related statements of operations, stockholder's equity (deficit) and cash flows for year ended December 31, 2001 and for the period June 1, 2000 through December 31, 2000, which report appears in the December 31, 2001, annual report on Form 10-K of NELNET Student Loan Corporation-2.


/s/ KPMG LLP


Lincoln, Nebraska
March 26, 2002